United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
November 14, 2004

Black Warrior Wireline Corp.

(Exact name of registrant as specified in its charter)

Delaware	0-18754	11-2904094

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Rosecrest Lane, Columbus, Mississippi 39701

(Address of principal executive offices)

Registrant’s telephone number, including area code: (662) 329-1047

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

Written communications pursuant to Rule 425 under the Securities Act
Soliciting material pursuant to Rule 14a-12 under the Exchange Act
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

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Item 1.01   Entry Into a Material Definitive Agreement

     On November 14, 2004, Black Warrior Wireline Corp. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Restated Credit Agreement”) with General Electric Capital Corporation. The Restated Credit Agreement amended, restated and modified a Credit Agreement between the parties dated as of September 14, 2001, including the First through the Eighth Amendments thereto (the “Original Credit Agreement”).

     The material terms and conditions of the Restated Credit Agreement are set forth in Item 2.03 of this Current Report on Form 8-K and are incorporated hereunder by reference.

Item 2.03.   Creation of a Direct Financial Obligation or an Obligation Under An Off-Balance Sheet Arrangement of a Registrant

     On November 14, 2004, the Company entered into the Restated Credit Agreement with GECC providing for the extension of revolving and term credit facilities to the Company aggregating up to $18.0 million. The Restated Credit Agreement amends, restates and modifies the Original Credit Agreement entered into as of September 14, 2001, including the amendments to thereto. The Restated Credit Agreement includes a revolving loan of up to $10.0 million, but not exceeding 85% of eligible accounts receivable and a term loan of $8.0 million. Eligible accounts are defined to exclude, among other items and subject to certain exceptions, accounts outstanding of debtors that are more than 60 days overdue or 90 days following the original invoice date and of debtors that have suspended business or commenced various insolvency proceedings and accounts with reserves established against them to the extent of such reserves as GECC may set from time to time in its reasonable credit judgment. The interest rate on borrowings under the revolving loan is 1.75% above a base rate and on borrowings under the term loan is 2.5% above the base rate. The base rate is the higher of (i) the rate publicly quoted from time to time by the Wall Street Journal as the base rate on corporate loans posted by at least 75% of the nation’s thirty largest banks, or (ii) the average of the rates on overnight Federal funds transactions by members of the Federal Reserve System, plus 0.5%. Subject to the absence of an event of default and fulfillment of certain other conditions, the Company can elect to borrow or convert any loan and pay interest at the LIBOR rate plus applicable margins of 3.25% on the revolving loan and 4.0% on the term loan and capex loan. If an event of default has occurred, the interest rate is increased by 2%. Advances under the Restated Credit Agreement are collateralized by a senior lien against substantially all of the Company’s assets. The Restated Credit Agreement expires on September 14, 2007.

     Initial borrowings under the Restated Credit Agreement advanced on September 14, 2004 were $8.0 million borrowed under the term loan. No borrowings were made under the revolving loan on September 14, 2004. Proceeds of the initial borrowings were used to repay indebtedness outstanding under a capex loan under the Original Credit Agreement in the amount of approximately $4.3 million, approximately $1.8 million was placed in escrow for the possible repayment of principal and accrued interest on subordinated secured indebtedness and approximately $1.9 million was borrowed to be used by the Company for general corporate purposes. Any funds placed in escrow not used for the repayment of subordinated secured indebtedness will be returned to the Company. Borrowings under the revolving loan are able to be repaid and re-borrowed from time to time for working capital and general corporate needs, subject to the Company’s continuing compliance with the terms of the agreement, with the outstanding balance of the revolving loan to be paid in full at the expiration of the Restated Credit Agreement on November 14, 2007. The term loan is to be repaid in 35 equal monthly installments of $133,333 with a final installment of $3,333,345 due and payable on November 14, 2007.

     Borrowings under the Restated Credit Agreement may be prepaid or the facility terminated or reduced by the Company at any time subject to the payment of certain pre-payment fees declining from 3% to 1% in the event the termination or reduction during the first, second or third year of the term of the Restated Credit Agreement, providing a reduced fee is payable in the event the indebtedness is prepaid out of the proceeds of a sale of the Company. The Company is required to prepay borrowings out of the net proceeds from the sale of any assets, subject to certain exceptions, or the stock of any subsidiary, the net proceeds from the sale of any stock or debt securities by the Company, and any borrowings in excess of the applicable borrowing availability, including borrowings under the term loan in excess of 70% of the forced liquidation value of eligible term loan equipment. The forced liquidation value of the eligible term loan equipment is established by appraisal conducted from time to time but not more than twice per year.

     Initial borrowings under the Restated Credit Agreement were subject to the fulfillment at or before the closing of a number of closing conditions, including among others, the accuracy of the representations and warranties made by the Company in the loan agreement, delivery of executed loan documents, officers’ certificates, an opinion of counsel, the extension of the maturity date of approximately $5.3 million principal amount of the Company’s outstanding subordinated notes to a date 90 days after the maturity date of the Restated Credit Facility with no payments of principal or interest to be made prior to that date, and the completion of legal due diligence. Future advances are subject to the continuing accuracy of the Company’s representations and warranties as of such date (other than those relating expressly to an earlier date), the absence of any event or circumstance constituting a “material adverse effect,” as defined, the absence of any default or event of default under the Restated Credit Agreement, and the borrowings not exceeding the applicable borrowing availability under the Restated Credit Agreement, after giving effect to such advance. A “material adverse effect” is defined to include an event having a material adverse effect on the Company’s business, assets, operations, prospects or financial or other condition, on the Company’s ability to pay the loans, or on the collateral and also includes a decline in the “Average Rig Count” (excluding Canada and international rigs) published by Baker Hughes, Inc. falling below 675 for 12 consecutive weeks.

     Under the Restated Credit Agreement, the Company is obligated to maintain compliance with a number of affirmative and negative covenants. Affirmative covenants the Company must comply with include requirements to maintain its corporate existence and continue the conduct of its business substantially as conducted in November 2004, promptly pay all taxes and governmental assessments and levies, maintain its corporate records, maintain insurance, comply with applicable laws and regulations, provide supplemental disclosure to the lenders, conduct its affairs without violating the intellectual property of others, conduct its operations in compliance with environmental laws and provide a mortgage or deed of trust to the lenders granting a first lien on the Company’s real estate upon the request of the lenders, provide certificates of title on newly acquired equipment with the lender’s lien noted.

     Negative covenants the Company may not violate include, among others, (i) forming or acquiring a subsidiary, merging with, acquiring all or substantially all the assets or stock of another person, (ii) making an investment in or loan to another person, (iii) incurring any indebtedness other than permitted indebtedness, (iv) entering into any transaction with an affiliate except on fair and reasonable terms no less favorable than would be obtained from a non-affiliated person, (v) making loans to employees in amounts exceeding $50,000 to any employee and a maximum of $250,000 in the aggregate, (vi) making any change in its business objectives or operations that could adversely affect repayment of the loans or in its capital structure, including the issuance of any stock, warrants or convertible securities or any revision in the terms of outstanding stock except for permitted payments to holders of subordinated debt and options granted under an existing or future incentive option plan, amend its charter or by-laws in a manner that would adversely affect the duty or ability of the Company to repay the indebtedness, or engage in any business other than that engaged in by it on November 14, 2004 (vii) creating or permitting to exist any liens on its properties or assets, with the exception of those granted to the lenders or in existence on the date of making the loan, (viii) selling any of its properties or other assets, including the stock of any subsidiary, except inventory in the ordinary course of business and equipment or fixtures with a value not exceeding $100,000 per transaction and $250,000 per year, (ix) failing to comply with the various financial covenants in the loan agreement, (x) making any restricted payment, including payment of dividends, stock or warrant redemptions, repaying subordinated debt, rescission of the sale of outstanding stock, (xi) making any payments to stockholders of the Company other than compensation to employees and payments of management fees to any stockholder or affiliate of the Company, or (xii) amending or changing the terms of the Company’s subordinated debt.

     The financial covenants prohibit the Company from making capital expenditures in any fiscal year in an aggregate amount exceeding $3.0 million and require the Company to have at the end of each fiscal quarter commencing with the quarter ending December 31, 2004 a ratio of EDITDA to fixed charges, including interest expense, scheduled payments of principal, capital expenditures paid and income taxes paid, for the twelve months then ended of 1.5 to 1.0. For the purpose of such calculation, fixed charges for the twelve months ended December 31, 2004 are calculated as the fixed charges for the quarter ended December 31, 2004 multiplied by four, fixed charges for the twelve months ended March 31, 2005 are calculated as the fixed charges for the six months ended March 31, 2005 multiplied by two, and fixed charges for the twelve months ended June 30, 2005 are calculated as the fixed charges for the nine months ended June 30, 2005 multiplied by one and one-third.

     Events of default under the Restated Credit Agreement include, among others, (a) the failure to pay when due principal or interest or fees owing under the Restated Credit Agreement, (b) the failure to perform the covenants under the Restated Credit Agreement relating to use of proceeds, maintenance of a cash management system, maintenance of insurance, delivery of certificates of title, delivery of certain post closing documents, including evidence of key man life insurance on the lives of William Jenkins and Ron Whitter, maintenance of compliance with the financial covenants in the loan agreement and maintenance of compliance with the loan agreement’s negative covenants, (c) the failure, within specified periods of 3 or 5 days of when due, to deliver monthly un-audited and annual audited financial statements, annual operating plans, and other reports, notices and information, (d) the failure to perform any other provision of the loan agreement which remains un-remedied for 20 days or more, (e) a default or breach under any other agreement to which the Company is a party beyond any grace period that involves the failure to pay in excess of $250,000 or causes or permits to cause in excess of $250,000 of indebtedness to become due prior to its stated maturity, (f) any representation or warranty or certificate delivered to the lenders being untrue or incorrect in any material respect, (g) a change of control of the Company, (h) the occurrence of an event having a material adverse effect, and (i) the attachment, seizure or levy upon of assets of the Company which continues for 30 days or more and various other bankruptcy and other events. Upon the occurrence of a default or event of default, the lenders may discontinue making loans to the Company. Upon the occurrence of an event of default, the lenders may terminate the Restated Credit Agreement, declare all indebtedness outstanding under the Restated Credit Agreement due and payable, and exercise any of their rights under the Restated Credit Agreement which includes the ability to foreclose on the Company’s assets.

     There can be no assurance that the Company will be able to remain in compliance with these financial covenants or be able to obtain such amendments, consents or waivers of with respect to potential violations of these covenants when required. The Company’s inability to do so may result in the Company being placed in violation of those financial and other covenants. The Company can make no assurances that it will remain in compliance with its debt covenants or generate sufficient cash flows to service its debt and fund operations. Failure to comply with these debt covenants and or generate sufficient cash flow from operations could significantly impair the Company’s liquidity position and could result in the GECC exercising mandatory prepayment options under the Company’s Restated Credit Agreement. Should the Company be unable to borrow funds under its Restated Credit Agreement or if prepayment of those borrowings were required, it can make no assurances that alternative funding could be obtained.

     For a complete statement of the terms and conditions of the Restated Credit Agreement, reference is made to the Restated Credit Agreement, filed as an Exhibit to this Current Report on Form 8-K for November 14, 2004.

Item 9.01.   Financial Statements and Exhibits

(a) Financial statements of business acquired.
Not applicable

(b) Pro forma financial information
Not applicable

(c) Exhibits:

10.1	Amended and Restated Credit Agreement dated as of November 14, 2004 among the Registrant and General Electric Capital Corporation

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Signatures

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Black Warrior Wireline Corp.

Dated: November 18, 2004	By:	/s/ William L. Jenkins
William L. Jenkins, President